Exhibit 10.27

AMENDMENT ONE TO THE FIBER SUPPLY AGREEMENT

This AMENDMENT (“Amendment One”), executed this 28 day of Jan, 2010, to the original FIBER SUPPLY AGREEMENT, dated October 9, 2007 (“FSA”), is made by and between Wells TRS Harvesting Operations, LLC, a Delaware limited liability company (“Supplier”), MEADWESTVACO CORPORATION (“Parent”), and MEADWESTVACO COATED BOARD, INC., a Delaware corporation (“MeadWestvaco”).

RECITALS

A. Pursuant to the FSA paragraph 4.1.d, the parties have agreed to amend the FSA and its pricing mechanism to the following:

ARTICLE 1

DEFINITIONS

“Measurement Period” means a three-month period beginning January 1st and ending March 31st or beginning April 1st and ending June 30th, or beginning July 1st and ending September 30th, or beginning October 1st and ending December 31st.

“Price Period” means a three-month period beginning February 1st and ending April 30th, or beginning May 1st and ending July 31st, or beginning August 1st and ending October 31st, or beginning November 1st and ending January 31st. The initial Price Period affected by this Amendment One shall begin on the effective date of this Amendment One and end on April 30th.

“TMS Average Price” shall mean, with respect to a Product for a Measurement Period, the average delivered price for such Product for the Georgia One, Georgia Two, Alabama One, and Alabama Two regions, as reported by TMS, for the quarter comprising the Measurement Period. The 7” Sawlog Product Price is based upon the TMS Average Price for Pine Sawlog woods run. The 8” Sawlog Product Price is based upon the TMS Average Price for plylogs.

ARTICLE IV

PRICING AND DELIVERY TERMS

Section 4.1 Prices.

(a) Pulpwood and Sawtimber delivered by Supplier to MeadWestvaco, and Stumpage harvested by MeadWestvaco, will be paid for at the Contract Prices determined under the attached Schedule 4.1. The Contract Prices set forth in the attached Schedule 4.1 shall become effective on Jan, 28, 2010 (the effective date of this Amendment One, and remain in effect until April 30th 2010. Contract Prices for the Price Period beginning May 1st, 2010 and all subsequent Price Periods shall be determined pursuant to subsection (b).

(b) On or before the first day of each Price Period, Supplier and MeadWestvaco shall mutually calculate the percentage change in the TMS Average Price for each Product occurring during the Measurement Period ending one month before the start of such Price Period. The current Contract Price for each Product shall be increased or decreased to reflect such percentage change, and such adjusted price shall become the Contract Price for each Product for the Price Period in question. For example, the Contract Prices in effect for the Price Period beginning May 1st 2010 and ending July 31st, 2010 shall be the Contract Prices in effect for the current Price Period (i.e., from the effective date of this Agreement until April 30, 2010), increased or decreased by the percentage change in the TMS Average Price for each Product that occurred during the preceding Price Period. Changes in the price paid for pine chip Stumpage and mileage premiums (for transportation in excess of 70 miles) will be based on the TMS average price change for pine pulpwood.

(c) In addition to the pricing adjustment outlined above, the Contract Prices will be adjusted up or down as appropriate to compensate for significant diesel fuel price increases or decreases. This adjustment shall be called the Fuel Price Adjustment and shall be calculated and applied as follows:

(i) Beginning at the effective date of this Amendment One, then at May 1st 2010; then at the end of each of the subsequent Price Period; the parties shall mutually calculate the Base Fuel Price for the Pricing Period. The Base Fuel Price shall be the average of the weekly fuel prices for the previous eight (8) weeks, as listed in the DOE Gulf Coast Retail Diesel Fuel Price Index. At the effective date of this Agreement, the Base Fuel Price shall be set at the then current Base Fuel Price per gallon, as currently calculated.

(ii) In the event that the wholesale fuel depot currently being constructed becomes accessible and operates consistently for 60 days, the parties agree to re-set the Base Fuel Price and switch the index pricing to be calculated based on the actual price of diesel fuel available at that local source.

(iii) In addition to the Base Fuel Price, the parties shall mutually calculate the Upper Trigger Price by adding $0.20 to the Base Fuel Price, and the Lower Trigger Price by subtracting $0.20 from the Base Fuel Price. The Base Fuel Price, Upper Trigger Price and the Lower Trigger Price shall stay in effect for the duration of each Pricing Period.

(iv) Beginning at the end of the first full month after Closing and at the end of each month thereafter, the parties shall mutually determine the Average Monthly Fuel Price. The Average Monthly Fuel Price shall be the average of the weekly fuel prices for the previous four (4) weeks, as listed in the DOE Gulf Coast Retail Gasoline Fuel Price Index. If the Average Monthly Fuel Price exceeds the Upper Trigger Price or is less than the Lower Trigger Price, the Fuel Price Adjustment will be calculated, then added to or subtracted from the applicable Contract Price for the duration of the following month. The Fuel Price Adjustment shall be calculated by multiplying the difference between the Base Fuel Price and the Average Monthly Fuel Price by the adjustment factor of 1.3. For example, if the Base Fuel Price is $2.83 per gallon, and the Average Monthly Fuel Price is $3.05, the Average Monthly Fuel Price exceeds the Upper Trigger Price of $3.03 per gallon and the Fuel Price Adjustment will be calculated. The difference between the Base Fuel Price and the Average Monthly Price is $0.22, which is multiplied by the adjustment factor of 1.3 ($0.22 x 1.3 = $0.286 per ton). The Fuel Price Adjustment would increase Contract Price of Pulpwood and Sawtimber delivered by Supplier to MeadWestvaco, and decrease the Contract Price of Stumpage harvested by MeadWestvaco, by $0.286 for the following month.

(v) The Fuel Price Adjustment shall be calculated at the end of every month.

(vi) In the event that in any given month the Average Monthly Fuel Price is below the Upper Trigger Price, and above the Lower Trigger Price (i.e. within the +/- $0.20 range) there shall be no Fuel Price Adjustment for that month.

(d) Supplier and MeadWestvaco agree to renegotiate the pricing mechanism and the delivery and receiving performance outlined in this Agreement once every two years.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment One as of the day and year first above written.

WELLS TRS HARVESTING OPERATIONS, LLC

By:	/s/ Troy Harris
	Name:	Troy Harris
	Title:	V.P. Timberland Acquisitions

MEADWESTVACO CORPORATION

By:	/s/ Ben Smith
	Name:	Ben Smith
	Title:	Wood Procurement Mgr.

MEADWESTVACO COATED BOARD, INC.

By:	/s/ L. Scott Fryer
	Name:	L. Scott Fryer
	Title:	V.P. MAHRT Operations

Schedule 4.1

Wells REF, MeadWestvaco - Mahrt Timberlands Fiber Supply Agreement

Date: January 28, 2010

I. Price Schedule

	Delivery Point	Delivered $/Ton	Stumpage $/Ton
		(0-70 miles)	(0-70 miles)
Pine Pulpwood	Mahrt Mill	$28.00	$10.50
Hardwood Pulpwood	Mahrt Mill	$32.00	$14.50
Pine Chips	Mahrt Mill	na	$8.50
Pinne Chip-N-Saw	Cottonton Sawmill	$33.00	$15.50
Pine Sawlogs 7”	Cottonton Sawmill	$42.00	$24.50
Pine Sawlogs 9”	Cottonton Sawmill	$46.00	$28.50

Notes:	1)	Stumpage rates above apply only to chipper harvest tracts agreed under the FSA.
	2)	MWV shall pay a premium of $1.38 per ton for all Delivered Wood purchased from tracts in excess of 70 miles haul distance.

II. Annual Plan Volumes to be Delivered (Tons)

	Committed Tons	Forecasted Tons
Product	2010	2011	2012	2013	2014	2015
Pine Pulpwood
(Note: 80,000 tons of whole tree chips shall be made available for purchase as stumpage by MWV, balance is roundwood delivered)
Total Pine Pulpwood	824,000	754,300	572,400	531,100	549,300	520,600

Total Hardwood Pulpwood	100,000	121,980	108,000	116,900	114,700	81,900

Total Pine CNS/Sawlogs	72,500	331,800	123,800	115,000	78,400	9,300

Grand Total All Tons	996,500	1,208,080	804,200	763,000	742,400	611,800